Exhibit 99.1

AMENDED AND SUPPLEMENTAL DISCLOSURES

In connection with the settlement of the referenced lawsuits as set forth in this Current Report on Form 8-K, Mavenir has agreed to make these amended and supplemental disclosures to its Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Schedule 14D-9”) originally filed on April 1, 2015, and amended on April 10, 2015, April 16, 2015 and April 21, 2015. Without admitting in any way that the disclosures below are material or otherwise required by law, Mavenir makes the following amended and supplemental disclosures. This supplemental information should be read in conjunction with the Schedule 14D-9, as amended to date, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Schedule 14D-9.

The following is added to “Item 3. Past Contacts, Transactions, Negotiations and Agreements — (c) Arrangements among Mitel, Purchaser, and Certain Executive Officers and Directors of the Company” as a new section after “— Tender Support Agreements”:

“Waiver of Tender Support Agreements

On April 20, 2015, Mitel and Purchaser executed letters addressed to each other party to the above-referenced tender support agreements (each, a “Waiver Letter”), wherein Mitel and Purchaser agreed to waive and release such other parties from certain covenants and obligations under the tender support agreements.

The foregoing summary description of the Waiver Letters is qualified in its entirety by reference to the full text of a form of Waiver Letter, a copy of which is filed as Exhibit (e)(2)(a) hereto and is incorporated herein by reference.”

The following disclosure amends and supplements “Item 4. The Solicitation or Recommendation. — (b) Background and Reasons for the Recommendation — Background of the Offer”:

(i)	The 4th paragraph of that section is hereby amended to add the following sentence at the end:

“The Board also formed an advisory committee, consisting of directors Hubert de Pesquidoux, Jeff McCarthy and Ben Scott, to ensure that, in the event that negotiations with Mitel were to get more serious, the Board could be nimble in providing guidance with respect to those negotiations. The advisory committee did not have formal meetings because all of the discussions regarding negotiations with Mitel took place at Board meetings, which made advisory committee meetings unnecessary.”

(ii)	The 7th paragraph of that section describing the Mavenir Board’s meeting on December 10, 2014 is hereby amended to add the following sentence at the end:

“At this meeting, Andrews Kurth and Morgan Stanley gave presentations regarding a stockholders rights plan and the Board considered the terms of a stockholder rights plan that could be adopted at a later date by the Board.”

(iii)	The 10th and 11th paragraphs of that section are hereby amended and restated as follows:

“On December 30, 2014, Mavenir’s Board met telephonically to discuss Mavenir’s valuation and the potential value of a combination with Mitel in more detail. Andrews Kurth provided the Board an overview of and advice regarding the Board’s fiduciary duties under Delaware law should Mavenir choose to move forward with a transaction and other legal and regulatory matters impacting the transaction process. The Board also discussed the possibility of structuring the transaction as a tax-free reorganization under Section 368 of the Internal Revenue Code, and expressed its view that increasing the cash component of the consideration would be in the best interests of Mavenir’s stockholders. Also at this meeting, representatives of Morgan Stanley summarized the financial terms of the proposed offer, reviewed the price targets for Mavenir’s common stock published by financial analysts that ranged from $14.00 per share to $21.00 per share and reviewed with the Board its preliminary financial valuation analyses of Mavenir and Mitel. Representatives of Morgan Stanley provided estimated pro forma financial data for the combined company and discussed their views of Mitel’s ability to finance a transaction through access to the capital markets. Representatives of Morgan Stanley then reviewed with the Mavenir Board a preliminary valuation analysis of Mavenir based on various valuation methodologies and using financial projections prepared by the management of Mavenir, including an analysis of the historical trading ranges of Mavenir Shares and Mitel Common Shares, an analysis of equity research analyst share price targets, a public trading valuation analysis using comparable company data and multiples, a discounted equity value analysis and a discounted cash flow analysis.

The Board took note of the valuations implied by each of these valuation methodologies and agreed to arrange a follow-up call on January 5 in order to engage in a discussion regarding Mitel’s offer and Mavenir’s business plan. The Board directed Morgan Stanley to inquire as to certain matters concerning Mitel’s largest shareholders and their ability and interest in selling Mitel Common Shares, in order to better understand the potential market dynamics of Mitel’s shares following announcement of a transaction and the impact on Mavenir stockholders, given that a portion of the proposed merger consideration would be in the form of Mitel Common Shares. Also at this meeting, Morgan Stanley advised the Board that it had represented Mitel in Mitel’s 2007 acquisition of Inter-Tel (Delaware), Incorporated and had arranged Mitel’s financing for that acquisition, but that Morgan Stanley had not represented Mitel in any capacity since then.

Additionally at the December 30 meeting, Mavenir’s Board discussed with Morgan Stanley other third parties that might have the strategic interest and financial capability to acquire Mavenir and a strategy for approaching them. The Board focused significant discussion on the risks of approaching other potential buyers, many of whom either purchase Mavenir’s products or compete with Mavenir for sales. The Board expressed concern that conducting a broad, pre-signing market check would pose significant risks to Mavenir due to the risk of competitors learning that Mavenir might be pursuing a sale and using that information to disrupt Mavenir’s efforts to sell its solutions to its customers, as well as the risk that leaks would damage Mavenir’s ability to attract and retain key personnel. The Mavenir Board also engaged in discussion regarding whether there were companies where these concerns did not exist or were substantially reduced and therefore could be contacted as part of a pre-signing market check and the fact that it generally did not have these concerns with respect to Mitel. The Board and its advisors also discussed whether financial sponsors might have interest in exploring an acquisition of Mavenir and concluded that it was very unlikely that any financial sponsors would have an interest in acquiring Mavenir because of Mavenir’s low cash flow levels and the typical investment rate of return sought by such firms. The Board elected to defer a decision on whether to conduct a pre-signing market check, and if so what form it would take, until its board meeting scheduled for January 7, 2015. After these discussions and following its review of the preliminary financial analyses discussed with Morgan Stanley, Mavenir’s Board concluded that Mitel’s offer was financially unattractive and that it would be beneficial to seek both an increase in the total purchase price and an increase in the portion of the merger consideration that would be paid in cash, but agreed to meet Mr. McBee on January 7, 2015, to better understand the transaction proposal and the rationale for combining the two companies.”

(iv)	The 25th, 26th and 27th paragraphs of that section are hereby amended and restated as follows:

“The Board convened telephonically on the evening of January 23, 2015 to discuss Mitel’s response, with representatives of Morgan Stanley, Andrews Kurth and Davis Polk & Wardwell LLP (“Davis Polk”) (who had been engaged by Mavenir to serve as co-counsel for the proposed transaction) present by teleconference. Morgan Stanley reported Mitel’s refusal to agree to a floating exchange ratio (fixed value) or collar and its position that its offer of $18.00 per share, with $11.00 in cash, was its “best and final” offer. As an alternative to a floating exchange ratio (fixed value) or a collar, the Board discussed whether to negotiate a cash/share election, which would allow the potential for Mavenir stockholders to receive their preferred form of consideration subject to proration. Because the Board recognized the potential synergies and value to Mitel that could be created by the transaction, the Board considered Mavenir stockholders’ ability to receive the merger consideration in the form of equity in Mitel an important aspect of the deal, as discussed further below in “— Reasons for the Board’s Recommendation — Opportunity to Participate in the Combined Company’s Future.” The Board then discussed the offer at length, including Mitel’s statement that this was its “best and final” offer. The Board considered that Mitel’s offer represented approximately a 42% premium to that day’s closing price of $12.69, and that it represented a significant premium to the recent trading range of Mavenir common stock. Mr. Kohli advised the Board of his perspective as Mavenir’s CEO, including the risks of continuing as a stand-alone company, the competitiveness of the industry, and the uncertainty of the amount and timing of the stockholder return obtainable as a public company, all of which had been discussed at length by the Board in previous meetings and are described below in “— Reasons for the Board’s Recommendation — Business and Financial Condition of the Company; Future Prospects.” The Board considered that the transaction as proposed would allow stockholders to receive an immediate cash return of nearly the amount of Mavenir’s recent trading price, mitigating a substantial portion of ownership risk, plus additional participation in the potential upside of the combined company. After discussion, the Board decided to reconvene the next day after the members had more time to consider the transaction.

On January 24, 2015, the Board met telephonically, with its chief financial officer and representatives of Morgan Stanley, Andrews Kurth and Davis Polk present by teleconference. The Board instructed Morgan Stanley and management to continue discussions with Company A and Company B and obtain a proposal to acquire

Mavenir, if any, prior to the announcement of a definitive agreement, after which time a non-solicitation covenant would limit Mavenir’s ability to be in contact with other potential buyers. The Board also directed Morgan Stanley to contact another large, publicly traded technology company, which we refer to as Company C, to gauge its potential interest in an acquisition of Mavenir. The Board and its advisors also discussed the importance of negotiating terms of the merger agreement that would permit the Board to entertain and accept a potentially superior proposal if one was submitted, and noted that Mavenir did not have any confidentiality agreements in place with any potential acquirers that have “don’t ask, don’t waive” or similar standstill provisions. After discussion, the Board members expressed their unanimous view that, in light of the attractive consideration offered by Mitel and the potential for superior offers to emerge in the post-signing period, Mavenir should continue to pursue a definitive transaction at $18.00 per share. The Board instructed management to begin negotiating definitive transaction documentation on that basis. The $18.00 per share proposal represented a premium of 41.8% over the $12.69 closing price of Mavenir common stock on January 23, 2015 (the last trading day prior to this meeting).

On January 26, 2015, Mavenir and Mitel executed a non-binding term sheet reflecting Mitel’s proposal of January 20, 2015, except that Mitel had agreed to include a cash/share election feature, subject to proration, which the Board viewed as an important means of ensuring Mavenir stockholders had the ability to participate in the potential synergies and value to Mitel that could be created by the transaction, as discussed further below in “— Reasons for the Board’s Recommendation — Opportunity to Participate in the Combined Company’s Future.” Later that day, Mitel provided due diligence request lists to Mavenir, and Mavenir representatives began setting up an electronic data room. On that date, Mavenir common stock closed at $12.56 on the NYSE.”

(v)	The 40th paragraph of that section is hereby amended and restated as follows:

“On February 21, 2015, Mr. McBee sent Mr. Kohli information for the first time regarding proposed retention packages to be offered by Mitel to the Mavenir management team and key employees after consummation of the transaction. Over that week, Mavenir management discussed these packages with Mitel. These discussions focused on the number of Mavenir employees that would be provided retention packages and the type of consideration to be provided (whether in the form of Mitel stock options, Mitel restricted share units, cash or some combination thereof) but no formal agreement with respect to retention was entered into between Mitel and Mavenir or between Mitel and any Mavenir employee. On February 23, 2015, in connection with Mavenir’s annual executive compensation review and with advice from its compensation consultant Radford, Mavenir’s compensation committee approved new amended employment agreements with certain members of Mavenir management. These amendments generally increased the “double-trigger” severance payments payable to certain of Mavenir’s executive officers if they were terminated or resigned for good reasons within certain periods following the Transactions by (i) increasing severance periods, (ii) in some cases, increasing “double-trigger” equity acceleration and (iii) entitling the respective executive officer to payment of his target bonus amount for the year in which termination occurs. These amendments are described in “Item 3. Past Contacts, Transactions, Negotiations and Agreements — (a) Arrangements with Current Executive Officers and Directors of the Company — Potential Benefits Upon Termination or a Change in Control — February 2015 Amendment and Restatement of Employment Agreements with Executive Officers” and “— Tabular Summary of February 2015 Amendment and Restatement of Employment Agreements with Executive Officers.” The Mavenir Board believed that it was in the best interests of Mavenir’s stockholders to ensure the retention of key personnel through and following the closing of the transaction, to protect stockholder value given that a portion of the merger consideration is in the form of Mitel Common Shares, and, were the transaction not to be consummated, to maximize Mavenir’s ability to execute its standalone business plan. Also on February 23, 2015, Company E advised Morgan Stanley that it was not interested in pursuing a transaction.”

(vi)	The 45th and 46th paragraph of that section are hereby amended and restated as follows:

“The Board met telephonically on the afternoon of February 28, 2015 and deliberated and discussed the revised Mitel offer and whether the offer with an implied value of $17.94 per share of Mavenir common stock, despite the slight reduction from the $18.00 price reflected in the January 26, 2015 non-binding term sheet, continued to represent the highest value reasonably attainable for Mavenir’s stockholders. The Board, having previously discussed that the assumptions upon which Mavenir’s financial projections were based may not prove to be accurate, which could have an adverse effect on Mavenir’s financial results, including cash flows, and require Mavenir to raise additional capital, took note that the risks and the uncertainty in Mavenir’s projected financial results, including cash flows, made the discounted equity value analysis and discounted cash flow analysis valuation methodologies in the Morgan Stanley financial analysis less useful and reliable in valuing Mavenir, and accordingly gave less weight to those valuation methodologies, even though the 32% Growth / 20% Margin case Projections discussed below in “Item 8. Additional Information — Mavenir Projections” reflected management’s best estimate as to the future financial performance of Mavenir based on information available as of the date of the meeting. The Mavenir Board also noted that the price targets for Mavenir’s common stock published by financial analysts that ranged from $16.00 per share for the financial analyst at Morgan Stanley to $24.00 per share for the financial analyst at Cowen and Company. Mavenir’s counsel also reviewed the key provisions of the merger agreement, including structure and timing considerations, offer conditions, required regulatory approvals, limitations on Mavenir’s ability to solicit third-party offers, Mavenir’s ability to respond to unsolicited third-party offers and the procedures related thereto, termination provisions, the size of the termination fees and the circumstances under which they would be payable, and the representations, warranties and covenants. The Board then reviewed the reasons in support of approving the merger agreement, which are set forth in greater detail below in “— Reasons for the Board’s Recommendation.”

The Board discussed the pre-signing market check that it had conducted with Morgan Stanley’s assistance, including the fact that Mavenir had solicited interest from six potential strategic acquirers that the Board, upon consultation with Morgan Stanley, believed had the greatest strategic interest and financial capability of acquiring Mavenir and that were not likely to cause significant competitive harm to Mavenir. The Board discussed the fact that none of these companies expressed interest in exploring an acquisition of Mavenir and none of them executed a non-disclosure agreement with Mavenir and noted that Mavenir did not have any non-disclosure agreements in place with any potential acquirers that have “don’t ask, don’t waive” or similar standstill provisions. The Board further discussed its view that the specific terms of the merger agreement were reasonable and likely would not preclude a willing and capable third party, including two potential strategic acquirers that the Board had determined not to contact prior to signing because of the significant risk of competitive harm to Mavenir’s sales efforts, from submitting a superior proposal following the announcement of the transaction with Mitel.”

(vii)	The following is hereby inserted as a new 47th paragraph:

“The Board also considered and was aware of the economic interests of Mavenir’s executive officers and directors in the Transactions, in particular (i) the equity ownership of such executive officers and directors and the amounts they would receive in payment for such equity in the form of cash, Mitel Common Shares and/or Mitel options, (ii) the right of executive officers to “double-trigger” separation benefits under their employment agreements if they were terminated or resigned for good reason within certain periods following the consummation of the Transactions and (iii) the amounts that Alloy Ventures, August Capital and North Bridge Venture Partners would receive as consideration for their Mavenir Shares tendered into the Offer and the economic interests of Messrs. Hanafi, Mehra and McCarthy, the directors associated with those respective stockholders. For more information regarding our executive officers’ potential “double-trigger” severance benefits and other amounts payable to our executive officers and directors in the Offer and the Merger, please see “Item 3. Past Contacts, Transactions, Negotiations and Agreements — (a) Arrangements with Current Executive Officers and Directors of the Company — Potential Benefits upon Termination or a Change in Control” and “— Summary of Equity-Related Payments Resulting from the Offer and the Merger.””

(viii)	The former 49th paragraph (as amended by this Amendment, now the 50th paragraph) is hereby amended and restated as follows:

“In the late evening of February 28, 2015, the merger agreement was executed and delivered by the parties, along with Mavenir’s and Mitel’s disclosure letters in final form, and the shareholder lock-up agreements were executed and delivered by Francisco Partners and Dr. Matthews. The tender support agreements were executed and delivered by August Capital, Alloy Ventures, Austin Ventures and North Bridge Venture Partners, who were the only stockholders of Mavenir who were contacted and asked to execute and deliver tender support agreements. Mavenir did not discuss the proposed transaction with any of its other stockholders until after the announcement of the transaction.”

(viii)	The former 51st paragraph (as amended by this Amendment, now the 52nd paragraph) is hereby amended and restated as follows:

“After the transaction was announced, Mavenir and the Board became aware that an affiliate of Morgan Stanley beneficially owned Mitel Common Shares representing approximately 3.9% of Mitel’s outstanding common stock (as calculated under the applicable rules of the SEC). On March 25, 2015, the Mavenir Board met with representatives of management, Morgan Stanley, Andrews Kurth and Davis Polk in attendance. At this meeting, the Board received an update on the status of the transaction and representatives of Morgan Stanley provided the Board with information regarding Morgan Stanley’s Mitel ownership position, including that Morgan Stanley beneficially owned Mitel Common Shares representing approximately 3.74% of outstanding Mitel Common Shares as of each of

February 27, 2015, the last trading day prior to the date of Morgan Stanley’s opinion, and as of the date of this Schedule 14D-9, substantially all of which shares were held by its affiliate, Morgan Stanley Principal Investments, Inc., on a principal basis, as discussed further below in “(d) Opinion of Mavenir’s Financial Advisor — General.” Following discussion in executive session, the Mavenir Board concluded that Morgan Stanley’s ownership position in Mitel had no impact on the work performed, advice given or the financial opinion delivered by Morgan Stanley.”

(vii)	The following is hereby inserted as the new 54th and 55th paragraphs:

“Also on April 10, 2015, Mavenir issued preliminary financial results for the first quarter of 2015. Based on preliminary results, for the three months ended March 31, 2015, Mavenir reported that it expected first quarter revenues to be in the range of $27.0 million to $28.5 million, below Mavenir’s previously announced guidance range of $39.0 million to $41.0 million. Mavenir reported that the shortfall in revenue was expected to result in non-GAAP gross profit margin in the range of 50% to 53%, below the previously announced guidance of a non-GAAP gross profit margin in the range of 60% to 62%. Mavenir reported that non-GAAP operating loss was expected to be between $(12.5) million and $(10.5) million, below the previously announced guidance of a non- GAAP loss in the range of $(4.0) million to $(2.3) million. Finally, Mavenir reported that these results were expected to result in non-GAAP basic loss per share between $(0.47) to $(0.41), below the previously announced guidance of a non-GAAP loss per share in the range of $(0.17) to $(0.12).

On April 20, 2015, in connection with the settlement of the stockholder litigation described in “Item 8. Additional Information — Certain Litigation,” Mitel, Mavenir and Purchaser agreed to amend the merger agreement to (i) reduce the amount of the termination fee payable by Mavenir under certain circumstances to $8.4 million; (ii) reduce the period during which Mitel has the right to respond to or match any “superior proposal” (as defined in the merger agreement) from four business days to one business day, after which time the Mavenir Board may change its recommendation subject to the other terms and conditions of the merger agreement; and (iii) eliminate Mavenir’s obligations to provide notice to Mitel within 24 hours and to extend the “matching period” in the event that any “superior proposal” is subsequently modified in a material way.”

The following disclosure amends and supplements “Item 4. The Solicitation or Recommendation. — (b) Background and Reasons for the Recommendation — Reasons for the Board’s Recommendation”:

(i)	The information set forth under “— Merger Consideration” and “— Strategic Alternatives” is hereby amended and restated as follows:

“Merger Consideration. The Board considered the current and historical trading prices of Mavenir’s common stock and the fact that, as of the close of the last trading day before the announcement of the transaction, the Offer Price, with an implied value of $17.94 per share based on the most recent closing price of a Mitel Common Share prior to execution of the merger agreement, represents a 23% premium over Mavenir’s most recent trading price prior to the execution of the merger agreement, a 32% premium over the 30-day volume weighted average trading price of Mavenir’s common stock prior to the execution of the merger agreement and a 45% premium over the closing price of Mavenir’s common stock 30 trading days prior to the execution of the merger agreement. The Board believes that the value offered to Mavenir’s stockholders in the Offer and the Merger, even though less than the historic high that Mavenir common stock traded at in March 2014, less than some analysts’ target price, including target prices of $19.00 and $24.00 per share for BofA Merrill Lynch and Cowen and Company, respectively, and less than the implied per share values based on the discounted equity and discounted cash flow analyses performed by Morgan Stanley, is more favorable to Mavenir’s stockholders than the potential value likely to result from other strategic opportunities reasonably available to Mavenir at this time, including remaining an independent company and pursuing its current strategic plan. In arriving at this belief, the Board considered the risks and uncertainties described in the preceding paragraph and the impact these risks and uncertainties could have on Mavenir’s long-term internally projected financial results and on the implied valuation of the Company under valuation methodologies based on these long-term internally projected financial results. In considering the fact that Mavenir’s internally projected financial results implied a higher value than the consensus analyst estimates represented by the Street Case Projections used by Morgan Stanley and described in “Item 8. Additional Information — Mavenir Projections,” the Board took particular note of the fact that Mavenir did not achieve its internal cash flow projections in the first three quarters of 2014 and in previous years. The Board further considered that the risks and the uncertainty in Mavenir’s long-term projected financial results, including cash flows, made the discounted equity value analysis and discounted cash flow analysis valuation methodologies in the Morgan Stanley financial presentation less useful and reliable in valuing Mavenir, even though the 32% Growth / 20% Margin case Projections discussed below in “Item 8. Additional Information — Mavenir Projections” reflected management’s best estimate as to the future financial performance of Mavenir based on information available as of the date of the merger agreement. Accordingly, the Board gave less weight to those valuation methodologies in evaluating the Offer and the Merger and in arriving at its belief that the value offered to Mavenir’s stockholders by the Offer and the Merger is more favorable than the potential value likely to result from other strategic opportunities reasonably available to Mavenir at this time, including remaining an independent company and pursuing its current strategic plan.”

“Strategic Alternatives. The Board considered the timing, process and results of Mavenir’s market check process, as more fully described above under “— Background of the Offer,” including outreach by Mavenir and Morgan Stanley to six potential strategic acquirers, and the fact that none of them expressed interest in pursuing a transaction with Mavenir. The Board also believed, following consultation with Morgan Stanley, that Mavenir’s cash flow and earnings were unlikely to support the level of debt financing or the expected investment return that would be necessary for a private equity firm to consummate a deal at the price level represented by the merger agreement. The Board also considered the fact that no third party is subject to any restriction on making an unsolicited acquisition proposal and that Mavenir did not have any confidentiality agreements in place with any potential acquirers that have “don’t ask, don’t waive” or similar standstill provisions.”

(ii)	The information set forth under “ — Non-Solicitation Covenant” hereby supplemented by adding the following text at the end:

“The Board also considered that Mavenir did not have any confidentiality agreements in place with any potential acquirers that have “don’t ask, don’t waive” or similar standstill provisions that would prevent any interested party from proposing an alternative transaction.”

The following disclosure amends and supplements “Item 4. The Solicitation or Recommendation. — (c) Intent to Tender”:

(i)	to add the following as a new second sentence of the second paragraph thereof:

“The Support Agreement Stockholders were the only stockholders of Mavenir who were contacted and asked to execute and deliver tender support agreements. Mavenir did not discuss the proposed transaction with any of its other stockholders until after the announcement of the transaction.”

; and

(ii)	to add the following paragraphs at the end:

“On April 20, 2015, Mitel and Purchaser executed Waiver Letters addressed to each Support Agreement Stockholder, wherein Mitel and Purchaser agreed to waive and release the Support Agreement Stockholders from the tender obligations under the Tender Support Agreements. The above-referenced lock-up provisions would remain in effect if Mitel’s Offer and Merger are consummated.

The foregoing summary description of the Waiver Letters is qualified in its entirety by reference to the full text of a form of Waiver Letter, a copy of which is filed as Exhibit (e)(2)(a) hereto and is incorporated herein by reference.”

The following disclosure amends and supplements “Item 4. The Solicitation or Recommendation. — (d) Opinion of Mavenir’s Financial Advisor”:

(i)	The information set forth under “Mavenir Analysis — Public Trading Valuation Analysis,” “— Discounted Equity Value Analysis,” “— Discounted Cash Flow Analysis” and “— Precedent Transactions Analysis” is hereby amended and restated as follows:

“Public Trading Valuation Analysis

Morgan Stanley performed a public trading valuation analysis, which attempts to provide an implied value of a company by comparing it to the multiples at which Mavenir has traded historically and to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain current, projected and historical financial information for Mavenir corresponding to current, projected and historical financial information, ratios and public market multiples for publicly traded communications infrastructure software companies that have certain similar business and operating characteristics. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

•	Allot Communications Ltd.

•	Arista Networks, Inc.

•	Aruba Networks, Inc.

•	Barracuda Networks, Inc.

•	Broadsoft, Inc.

•	F5 Networks, Inc.

•	Fortinet, Inc.

•	Gigamon Inc.

•	Imperva, Inc.

•	Infoblox Inc.

•	MobileIron, Inc.

•	Radware Ltd.

•	Ruckus Wireless, Inc.

For comparative purposes, Morgan Stanley analyzed the ratio of aggregate value (which is defined as fully diluted market capitalization plus total debt, plus liquidation preference of preferred stock, plus minority interest, less cash and cash equivalents) to estimated revenue for calendar year 2015, which is referred to below as the AV/2015 Revenue, for the comparable companies listed above.

The AV/2015 Revenue multiples observed for the comparable companies are set forth below.

Comparable Company	AV/2015 Revenue
Allot Communications Ltd.	1.4x
Arista Networks, Inc.	6.1x
Aruba Networks, Inc.	2.5x
Barracuda Networks, Inc.	6.5x
Broadsoft, Inc.	3.6x
F5 Networks, Inc.	4.1x
Fortinet, Inc.	5.8x
Gigamon Inc.	2.9x
Imperva, Inc.	6.2x
Infoblox Inc.	3.4x
MobileIron, Inc.	3.6x
Radware Ltd.	3.7x
Ruckus Wireless, Inc.	2.5x

This analysis also indicated the following:

Comparable Company Multiples

Benchmark	High	Low	Mean	Median
AV/2015 Revenue	6.5x	1.4x	4.0x	3.6x

Based on the analysis of the historic multiples at which Mavenir Shares have traded since Mavenir’s initial public offering in November 2013 and the relevant metrics for each of the comparable companies listed above (recognizing that no such company is identical to Mavenir), Morgan Stanley selected a representative range of AV/2015 Revenue multiples of 2.0x to 2.8x and applied this multiple range to Mavenir’s estimated revenue for calendar year 2015. The representative range of AV/2015 Revenue multiples of 2.0x to 2.8x was selected taking into account, among other things, that the average multiple of aggregate value to estimated next-twelve-months revenue for the Mavenir Shares during the 90-trading days ending February 26, 2015 was 2.2x, and the median and mean multiple of aggregate value to estimated next-twelve-months revenue for the Mavenir Shares since Mavenir’s initial public offering was 2.6x (in each case based upon projected financial information for Mavenir published by equity research analysts). This analysis utilized aggregate value to revenue multiples for calculating the estimated implied value per Mavenir Share because it is the most appropriate metric, in Morgan Stanley’s professional judgment, for calculating the estimated implied value per Mavenir Share taking into account that Mavenir had negative EBITDA through fiscal year 2014. Based on the number of outstanding Mavenir Shares on a fully diluted basis (calculated using the treasury stock method), Morgan Stanley calculated the estimated implied value per Mavenir Share, rounded to the nearest $0.25, as follows, compared to the implied blended value of the consideration of $17.94 per Mavenir Share:

Financial Forecast Case	Implied Per Share Value
32% Growth / 20% Margin Case Projections	$12.00 - $16.50
36% Growth / 27% Margin Case Projections	$13.25 - $18.25
Mavenir Street Case Projections	$12.50 - $17.25

No company utilized in the public trading valuation analysis is identical to Mavenir. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mavenir, such as the impact of competition on the businesses of Mavenir and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the company or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s future earnings. The resulting future equity value is subsequently discounted to arrive at an estimate of the present value for the company’s potential future equity value.

Morgan Stanley calculated ranges of implied equity values per Mavenir Share as of December 31, 2014. In arriving at the estimated equity values per Mavenir Share, Morgan Stanley applied a range of financial multiples of 12.0x to 13.5x to Mavenir’s estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2017, 11.5x to 13.0x to Mavenir’s estimated EBITDA for calendar year 2018, and 11.0x to 12.5x to Mavenir’s estimated EBITDA for calendar year 2019, in each case, based on the one-year forward revenue growth rate implied by the 32% Growth / 20% Margin Case Projections and the 36% Growth / 27% Margin Case Projections. Morgan Stanley then discounted the equity values derived from each calculation to present value as of December 31, 2014 using a discount rate of 10.2%, which rate was selected based on Mavenir’s estimated cost of equity that was derived using the US Predicted Barra Beta (as provided by Capital IQ) for Mavenir. This analysis indicated a range of implied per share values for Mavenir Shares, rounded to the nearest $0.25, of $20.25 to $25.50, based on the 32% Growth / 20% Margin Case Projections, and $29.00 to $33.50, based on the 36% Growth / 27% Margin Case Projections, compared to the implied blended value of the consideration of $17.94 per Mavenir Share.

In addition, Morgan Stanley also performed a discounted equity value analysis to estimate the implied equity values per Mavenir Share for the same period and using the same discount rate referred to above and a range of financial multiples of 11.5x to 13.0x to Mavenir’s estimated EBITDA for calendar year 2017, 11.0x to 12.5x to Mavenir’s estimated EBITDA for calendar year 2018, and 10.5x to 12.0x to Mavenir’s estimated EBITDA for calendar year 2019, in each case, utilizing the Mavenir Street Case Projections. This analysis indicated a range of implied per share values for Mavenir Shares, rounded to the nearest $0.25, of $16.00 to $19.75, compared to the implied blended value of the consideration of $17.94 per Mavenir Share.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows, net operating loss carry forwards and tax credits, and terminal value of the company. Morgan Stanley calculated a range of implied equity values per Mavenir Share based on estimates of future cash flows for calendar years 2015 to 2020. Morgan Stanley first calculated the present value of unlevered free cash flows of Mavenir for the period from 2015 to 2020. Next, Morgan Stanley calculated the present value of Mavenir’s net operating loss carry forwards and tax credits, based on a balance as of January 1, 2015 of net operating loss carry forwards of approximately $106 million and tax credits of approximately $3.5 million, in each case, as provided by Mavenir management, and assuming a 35% tax rate with no limitations on utilization. Morgan Stanley then calculated a terminal value for Mavenir by applying a range of terminal value multiples based on Mavenir’s estimated EBITDA for the last twelve months, or LTM, in the terminal year of 8.0x to 10.0x. These values were then discounted to present value as of December 31, 2014 using a range of discount rates from 9.2% to 11.2%, which range of discount rates were selected based on an analysis of Mavenir’s estimated weighted average cost of capital that was derived using the US Predicted Barra Beta (as provided by Capital IQ) for Mavenir, to calculate an aggregate value for Mavenir. For purposes of this analysis, stock-based compensation was treated as a cash expense. This analysis indicated a range of implied per share values for Mavenir Shares, rounded to the nearest $0.25, as follows, compared to the implied blended value of the consideration of $17.94 per Mavenir Share:

Financial Forecast Case	Implied Per Share Value
32% Growth / 20% Margin Case Projections	$19.25 - $25.50
36% Growth / 27% Margin Case Projections	$25.75 - $33.50
Mavenir Street Case Projections	$15.00 - $19.75

Precedent Transactions Premiums Analysis

Morgan Stanley performed a precedent transactions premiums analysis by reviewing the premiums paid in 59 merger and acquisition transactions from January 1, 2011 to February 27, 2015 as compiled by Thompson Reuters and Capital IQ. Morgan Stanley did not perform a precedent transactions analysis based on multiples of the target company’s financial performance because of the lack of relevant precedents for companies similar to Mavenir. The transactions reviewed by Morgan Stanley involved publicly traded technology companies with transaction values ranging from $300 million to $2 billion. Morgan Stanley reviewed the premium paid in each transaction to (i) the target company’s closing stock price one trading day prior to the announcement of the transaction, which is referred to below as the “One Day Spot Price,” (ii) the target company’s closing stock price 30 trading days prior to the announcement of the transaction, which is referred to below as the “30 Day Spot Price,” (iii) the average closing stock price during the 30 trading days prior to the announcement of the transaction, which is referred to below as the “30 Day Average Price,” and (iv) the high closing stock price during the 52-week period prior to the announcement of the transaction, which is referred to below as the “52-Week High Price.”

This analysis indicated the following:

	Low	Bottom Quartile	Median	Top Quartile	High
One Day Spot Price	4%	18%	29%	42%	120%
30 Day Spot Price	(7%)	24%	40%	63%	120%
30 Day Average Price	3%	25%	32%	49%	124%
52-Week High Price	(54%)	(6%)	8%	18%	61%

Based on the review of the premiums paid in the transactions summarized above, Morgan Stanley applied the following premium ranges to the price of Mavenir Shares as of the applicable time periods set forth in the table below to calculate a range of implied values per share of Mavenir common stock, rounded to the nearest $0.25, as follows, compared to the implied blended value of the consideration of $17.94 per Mavenir Share:

	Premium Range	Implied Per Share Value
One Day Spot Price	18% - 42%	$17.25 - $20.75
30 Day Spot Price	24% - 63%	$15.25 - $20.25
30 Day Average Price	25% - 49%	$17.00 - $20.25
52-Week High Price	(6%) - 18%	$17.75 - $22.25

No company or transaction utilized in the precedent transactions premiums analysis is identical to Mavenir or the Offer and the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Mavenir, such as the impact of competition on the business of Mavenir or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Mavenir or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the aggregate Cash Consideration and Share Consideration. The fact that points in the range of implied present value per Mavenir Share derived from the valuation of precedent transactions were less than or greater than the implied blended value of the consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the aggregate Cash Consideration and Share Consideration, but one of many factors Morgan Stanley considered.”

(ii)	The information set forth under “Mitel Analyses — Public Trading Valuation Analysis,” “— Discounted Equity Value Analysis” and “— Discounted Cash Flow Analysis” is hereby amended and restated as follows:

“Public Trading Valuation Analysis

Morgan Stanley performed a public trading valuation analysis of Mitel. Morgan Stanley reviewed and compared, using publicly available information, certain current, projected and historical financial information for Mitel corresponding to current, projected and historical financial information, ratios and public market multiples for publicly traded software companies in the business and unified communications space that have certain similar business and operating characteristics. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

•	8x8, Inc.

•	Adtran, Inc.

•	BroadSoft, Inc.

•	Interactive Intelligence Group, Inc.

•	Polycom, Inc.

•	RingCentral, Inc.

•	ShoreTel, Inc.

•	Sonus Networks, Inc.

For comparative purposes, Morgan Stanley analyzed the ratio of aggregate value to estimated EBITDA for calendar year 2015, which is referred to below as the AV/2015 EBITDA, for the comparable companies listed above.

The AV/2015 EBITDA multiples observed for the comparable companies are set forth below.

Comparable Company	AV/2015 EBITDA
8x8, Inc.	25.1x
Adtran, Inc.	13.3x
BroadSoft, Inc.	15.8x
Interactive Intelligence Group, Inc.	NM*
Polycom, Inc.	6.9x
RingCentral, Inc.	NM*
ShoreTel, Inc.	13.8x
Sonus Networks, Inc.	19.0x

*	Multiple was not meaningful.

This analysis also indicated the following:

Comparable Company Multiples*

Benchmark	High	Low	Median
AV/2015 EBITDA	25.1x	6.9x	14.8x

*	Interactive Intelligence Group, Inc. and RingCentral, Inc. were excluded from the high, low and median multiples because the multiples for those companies were not meaningful.

Based on the analysis of the relevant metrics for each of the comparable companies listed above and the historic multiples at which Mitel Common Shares have traded, including the relationship between the AV/2015 EBITDA multiples and estimated revenue growth rates for Mitel and the comparable companies listed above, Morgan Stanley selected a representative range of AV/2015 EBITDA multiples of 6.5x to 10.0x and applied this multiple range to Mitel’s estimated EBITDA for calendar year 2015 based on the Mitel Street Case Projections and the Mitel Management Case Projections. Based on the number of outstanding Mitel Common Shares on a fully diluted basis (calculated using the treasury stock method), this analysis indicated a range of implied per share values for Mitel Common Shares, rounded to the nearest $0.25, of $8.25 to $13.75, based on the Mitel Management Case Projections, and $9.50 to $15.25, based on the Mitel Street Case Projections, compared to the closing price per Mitel Common Share on February 27, 2015 of $10.16.

No company utilized in the public trading valuation analysis is identical to Mitel. In evaluating the selected companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mitel, such as the impact of competition on the businesses of Mitel and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the company or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using selected company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis of Mitel. Morgan Stanley calculated ranges of implied equity values per Mitel Common Share as of December 31, 2014. In arriving at the estimated equity values per Mitel Common Share, Morgan Stanley applied a range of financial multiples of 6.5x to 10.0x to Mitel’s estimated EBITDA for calendar years 2017, 2018, and 2019. Morgan Stanley then discounted the equity values derived from each calculation to present value as of December 31, 2014 using a discount rate of 10.8%, which rate was selected based on Mitel’s estimated cost of equity that was derived using the US Predicted Barra Beta (as provided by Capital IQ) for the comparable companies summarized in the section above titled “Mitel Analyses — Public Trading Valuation Analysis”. This analysis utilized a beta for Mitel derived from the US Predicted Barra Beta for the comparable companies rather than the actual US Predicted Beta for Mitel because Morgan Stanley, in its professional judgment, believed that the beta for Mitel derived using the US Predicted Barra Beta for the comparable companies provided a more appropriate measure of Mitel’s equity beta, which measures risk relative to the market, for purposes of calculating Mitel’s estimated cost of equity. This analysis indicated a range of implied per share values for Mitel Common Shares, rounded to the nearest $0.25, of $9.25 to $14.25, based on the Mitel Management Case Projections, and $10.75 to $16.25, based on the Mitel Street Case Projections, compared to the closing price per Mitel Common Share on February 27, 2015 of $10.16.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis of Mitel. Morgan Stanley calculated a range of implied equity values per Mitel Common Share based on estimates of future cash flows for calendar years 2015 to 2020. Morgan Stanley first calculated the present value of unlevered free cash flows of Mitel for the period from 2015 to 2020. Morgan Stanley then calculated a terminal value for Mitel by applying a range of terminal value multiples based on Mitel’s estimated LTM EBITDA in the terminal year of 6.5x to 10.0x. These values were then discounted to present value as of December 31, 2014 using a range of discount rates from 8.5% to 10.0%, which range of discount rates was selected based on an analysis of Mitel’s estimated weighted average cost of capital that was derived using the US Predicted Barra Beta (as provided by Capital IQ) for the comparable companies summarized in the section above titled “Mitel Analyses — Public Trading Valuation Analysis”, to calculate an aggregate value for Mitel. This analysis utilized a beta for Mitel derived from the US Predicted Barra Beta for the comparable companies rather than the actual US Predicted Beta for Mitel because Morgan Stanley, in its professional judgment, believed that the beta for Mitel derived using the US Predicted Barra Beta for the comparable companies provided a more appropriate measure of Mitel’s equity beta, which measures risk relative to the market, for purposes of calculating Mitel’s estimated weighted average cost of capital. This analysis indicated a range of implied per share values for Mitel Common Shares, rounded to the nearest $0.25, of $11.50 to $16.25, based on the Mitel Management Case Projections, and $12.75 to $18.00, based on the Mitel Street Case Projections, compared to the closing price per Mitel Common Share on February 27, 2015 of $10.16.”

(iii)	The information in the 8th paragraph of “General” is hereby amended and restated as follows:

“Under the terms of its engagement letter dated January 26, 2015, Morgan Stanley provided the Mavenir Board financial advisory services and a financial opinion in connection with the Offer and the Merger and will receive a fee for its services in an amount estimated as of the date of Morgan Stanley’s written opinion to be approximately $8.2 million, all of which is contingent upon the closing of the Offer. Additionally, if the Offer and Merger are not consummated and Mavenir receives a reverse termination fee pursuant to the provisions of the merger agreement, Mavenir would be required to pay Morgan Stanley a fee equal to the lesser of (i) 25% of the reverse termination fee received by Mavenir or (ii) the value of the fee that would have been payable to Morgan Stanley in the event the Offer was consummated. Morgan Stanley will also be reimbursed for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Mavenir has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement.”

The following disclosure amends and supplements “Item 8. Additional Information”:

(i)	The information set forth in “Mavenir Projections — Important Information Concerning the Mavenir Projections” is hereby amended and restated as follows:

“Mavenir does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations, other than general earnings guidance, due to the inherent unpredictability of the underlying assumptions and projections. In connection with its consideration of potential strategic alternatives for Mavenir, the Mavenir Board reviewed three sets of unaudited, long-range financial projections for fiscal years 2014 through 2020 (collectively, the “Mavenir Projections”): (i) a set of projections based on publicly available estimates covering a period through December 31, 2016, which were prepared by equity research analysts and for which estimates for fiscal years 2017 through 2020 were developed by extrapolating the fiscal year 2016 estimates (the “Mavenir Street Case Projections”); (ii) a set of projections prepared by Mavenir management, at the Mavenir Board’s request, in February 2015, which assumed, among other things, 32% compound annual revenue growth from 2014 to 2017 and 20% Adjusted EBITDA margins in 2017 (the “32% Growth / 20% Margin Case Projections”); and (iii) a set of projections prepared by Mavenir management, at the Mavenir Board’s request, in January 2015, which assumed, among other things, 36% compound annual revenue growth from 2014 to 2017 and 27% Adjusted EBITDA margins in 2017 (the “36% Growth / 27% Margin Case Projections” and together with the

32% Growth / 20% Margin Case Projections, the “Mavenir Management Projections”). Although the 32% Growth / 20% Margin Case Projections reflected management’s best estimate as to the future financial performance of Mavenir based on information available as of the date of the merger agreement, the preliminary financial results for the first quarter of 2015 announced by Mavenir demonstrate that one or more of the assumptions upon which the Mavenir Management Projections are based may not prove to be accurate in the future and that the execution of Mavenir’s business plan and the achievement of its long-term projected financial results as set forth in the Mavenir Management Projections are subject to significant risks and uncertainties.”

(ii)	The information set forth in the first two paragraphs of “Mavenir Projections — The Mavenir Management Projections” is hereby amended and restated as follows:

“In preparing both sets of Mavenir Management Projections, the Mavenir management made certain assumptions regarding, among other things, the rollout of Mavenir’s voiceover LTE products and services; foreign exchange rate fluctuation, and the effect such fluctuations would have on Mavenir’s financial results; Mavenir’s customers and products, including the amount of revenue that it expected each customer would generate for Mavenir and the amount of revenue that it expected each product would generate for Mavenir; Mavenir’s bookings backlog regarding which carriers would launch new networks, what accounts Mavenir might obtain as a result of these launches and which products and services Mavenir would provide to these new networks post-launch; and the cost and time associated with building the networks and how that would affect Mavenir’s ability to provide its products and services and generate revenue therefrom.

As previously noted, the execution of Mavenir’s business plan and the achievement of its long-term projected financial results as set forth in the Mavenir Management Projections are subject to significant risks and uncertainties. The assumptions upon which the Mavenir Management Projections were based may not prove to be accurate, which could have an adverse effect on Mavenir’s financial results, including cash flows. As discussed above, Mavenir did not achieve its internal cash flow projections in 2014 and in previous years and announced preliminary financial results for the first quarter of 2015 that are below the guidance that Mavenir provided on February 26, 2015 for the first quarter of 2015. The Board considered these risks, as described in “Item 4. Background and Reasons for the Recommendation — Reasons for the Board’s Recommendation — Business and Financial Condition of the Company; Future Prospects” above, and the impact these risks could have on the Mavenir Management Projections and on the implied valuation of the Company under valuation methodologies based on the Mavenir Management Projections, and accordingly, gave less weight to these valuation methodologies in evaluating the Offer and the Merger. For more information regarding the assumptions in the Mavenir Management Projections, please review “Additional Information Concerning the Projections” below.”

(iii)	The information set forth in the first paragraph of “Mavenir Projections — 32% Growth / 20% Margin Case Projections” is hereby amended and restated as follows:

“The 32% Growth / 20% Margin Case Projections represent Mavenir management’s best estimate as to the future financial performance of Mavenir based on information available as of the date of the merger agreement. The 32% Growth / 20% Margin Case Projections assume, among other things, 32% compound annual revenue growth from 2014 to 2017 and 20% Adjusted EBITDA margins in 2017; that, given the launch of several competing platforms in the U.S. and Europe relative to an environment where no such additional competition existed, Mavenir’s rollout of its voiceover LTE products and services would be slowed and any increase to the software license revenue of Mavenir attributable to the rollout would be lessened; and that foreign exchange rates would fluctuate unfavorably and, in particular, that the Euro would weaken against the U.S. Dollar. The projections for 2014 through 2017 were prepared by Company management and the estimates for 2018 through 2020 were developed by or at the direction of, and approved by, Company management by extrapolating the 2017 estimates. Although the 32% Growth / 20% Margin Case Projections reflected management’s best estimate as to the future financial performance of Mavenir based on information available as of the date of the merger agreement, the preliminary financial results for the first quarter of 2015 announced by Mavenir demonstrate that one or more of the assumptions upon which the 32% Growth / 20% Margin Case Projections are based may not prove to be accurate in the future and that the execution of Mavenir’s business plan and the achievement of its long-term projected financial results as set forth in the 32% Growth / 20% Margin Case Projections are subject to significant risks and uncertainties.”

(iv)	The information set forth in “— Certain Litigation” is hereby amended and restated as follows:

Following the announcement of the execution of the merger agreement, two purported stockholder class actions challenging the Merger were filed in the Court of Chancery of the State of Delaware. The first action, styled Nakoa v. Kohli, et al., Case No. 10757-VCP, was filed on March 5, 2015, and the second action, styled Turberg v. Kohli, et al., Case No. 10779-VCP, was filed on March 11, 2015.

The Nakoa complaint names as defendants Mavenir, the members of Mavenir’s Board, Mitel and Purchaser, and the Turberg complaint names as defendants the members of Mavenir’s Board, Mitel, Purchaser and Morgan Stanley. Both complaints allege that the members of the Mavenir Board breached their fiduciary duties to Mavenir’s stockholders in connection with the Offer and the Merger and that Mitel aided and abetted the purported breaches of fiduciary duty. The Turberg complaint additionally alleges that Morgan Stanley aided and abetted the purported breaches of fiduciary duty. In support of these claims, the complaints allege, among other things, that the merger consideration undervalues the Company, that the sales process that resulted in entry intothe merger agreement was flawed, and that the merger agreement contains unreasonable deal protection devices that purportedly preclude competing offers and unduly favor Mitel. The actions seek injunctive relief, including enjoining or rescinding the Offer and the Merger, and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief. On March 23, 2015, these two actions were consolidated into an action styled In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP (the “Consolidated Action”).

On April 7, 2015, a purported verified amended class action complaint challenging the Merger was filed in the action styled In re Mavenir Systems, Inc. Stockholders Litigation, Consol. Case No. 10757-VCP (the “Amended Complaint”). The Amended Complaint names as defendants the members of Mavenir’s board of directors, Mavenir’s financial advisor, Mitel and Purchaser. The Amended Complaint alleges that the members of Mavenir’s board of directors breached their fiduciary duties to Mavenir’s stockholders in connection with the Merger and by failing to disclose all material information regarding the Merger, and that the merger agreement contemplates inadequate consideration and contains unreasonable deal protection devices that purportedly preclude competing offers. The Amended Complaint further alleges that Mavenir’s financial advisor, Mitel and Purchaser aided and abetted the purported breaches of fiduciary duty. The Amended Complaint sought injunctive relief, including enjoining or rescinding the Merger, and an award of other unspecified attorneys’ fees and other fees and costs, in addition to other relief.

Copies of the Nakoa complaint, the Turberg complaint and the Amended Complaint are attached to the Schedule 14D-9 as Exhibits (a)(5)(L), (a)(5)(M) and (a)(5)(S), respectively.

On April 20, 2015, following expedited discovery, the parties to the Amended Complaint filed in the Court of Chancery of the State of Delaware entered into a memorandum of understanding (the “Memorandum of Understanding”) reflecting the terms of an agreement, subject to final approval by the court and certain other conditions, to settle the Consolidated Action. Pursuant to the Memorandum of Understanding, defendants agreed to to amend certain provisions of the merger agreement and waive certain provisions of the Tender Support Agreements as described below. Pursuant to the Memorandum of Understanding, the plaintiffs agreed to stay the proceedings in the Amended Complaint pending the negotiation, execution and final approval of a settlement agreement and settlement by the Court of Chancery of the State of Delaware.

The Memorandum of Understanding further provides that, among other things, (a) the parties will negotiate a definitive stipulation of settlement (the “Stipulation”) and will submit the Stipulation to the court for review and approval; (b) the Stipulation will provide for dismissal of the Consolidated Action with prejudice; (c) the Stipulation will include a general release of defendants of claims relating to, among other things, the Offer, the Merger and the merger agreement; and (d) the settlement is conditioned on, among other things, consummation of the Offer and the Merger, completion of confirmatory discovery, class certification and final approval by the court after notice to Mavenir’s stockholders.

Pursuant to the Memorandum of Understanding, Mitel, Mavenir and Purchaser agreed to amend the merger agreement to (i) reduce the amount of the termination fee payable by Mavenir under certain circumstances to $8.4 million; (ii) reduce the period during which Mitel has the right to respond to or match any “superior proposal” (as defined in the merger agreement) from four business days to one business day, after which time the Mavenir Board may change its recommendation subject to the other terms and conditions of the merger agreement; and (iii) eliminate Mavenir’s obligations to provide notice to Mitel within 24 hours and to extend the “matching period” in the event that any “superior proposal” is subsequently modified in a material way.

Pursuant to the Memorandum of Understanding, Mitel and Purchaser agreed to release the Support Agreement Stockholders from their respective tender and support obligations under Sections 1.1, 2.1, and 2.6 of their respective Tender Support Agreements. All other provisions of the Tender Support Agreements, including the lock-up provisions applicable to the Support Agreement Stockholders, will continue to apply in the event that the Offer by Mitel and the Merger are consummated. In addition, Mavenir has agreed to deliver a copy of its Current Report on Form 8-K filed with the SEC on April 21, 2015, to Companies A, B, C, D, E, and F referenced in “Item 4. The Solicitation or Recommendation. — (b) Background and Reasons for the Recommendation — Background of the Offer.”

In addition, the settlement is subject to the satisfaction of additional conditions relating to, among other things, negotiation of a definitive settlement agreement and receipt of approval of the settlement from the Court of Chancery of the State of Delaware. There can be no assurance that the parties will ultimately enter into a definitive settlement agreement or that the Court of Chancery of the State of Delaware will approve the settlement. If a definitive settlement agreement is not executed or the conditions to settlement are not met, the settlement as contemplated by the Memorandum of Understanding would be of no further force and effect.

The defendants believe that the allegations and claims in the Consolidated Action are without merit and, if the settlement does not receive final approval, intend to defend them vigorously. The defendants are entering into the settlement solely to eliminate the burden and expense of further litigation and to put the claims that were or could have been asserted to rest. The settlement will not affect the timing of the Offer or the Merger or the amount of consideration to be paid in the Offer or the Merger.

A copy of the Memorandum of Understanding is attached to the Schedule 14D-9 as Exhibit (a)(5)(T).”